EXHIBIT INDEX


(d) AXP Stock Fund, a series of the Registrant, has adopted a master/feeder operating structure. Therefore, the Investment Management Services Agreement is with the corresponding master portfolio. Investment Management Services Agreement, dated December 1, 2002, between Growth and Income Trust, on behalf of Balanced Portfolio, Equity Portfolio, Equity Income Portfolio and Total Return Portfolio and American Express Financial Corporation.

(q)(1) Directors'/Trustees' Power of Attorney to sign Amendments to this Registration Statement dated July 7, 2004.

(q)(3) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 7, 2004.